                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (Rule 13d-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b) AND (c) AND AMENDMENTS
                       THERETO FILED PURSUANT TO 13d-2(b)
                              (AMENDMENT NO. __)*


                       NANOPHASE TECHNOLOGIES CORPORATION
-------------------------------------------------------------------------------
                                (Name of Issuer)
                     COMMON STOCK, par value $.01 per share
-------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                  630079 10 1

             ---------------------------------------------------
                                 (CUSIP Number)


                           -----------------------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G


  CUSIP No. 630079 10 1                                       Page 2 of 14 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH VENTURE FUND LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                          5.      SOLE VOTING POWER

                                  768,088

                          ------------------------------------------------------
                          6.      SHARED VOTING POWER
                                  -0-
   NUMBER OF SHARES
  BENEFICIALLY OWNED      ------------------------------------------------------
  BY EACH REPORTING       7.      SOLE DISPOSITIVE POWER
   PERSON WITH                    768,088
                          ------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  -0-

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        768,088

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]


--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        6.1%


--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        PN


--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                SCHEDULE 13G


  CUSIP No. 630079 10 1                                       Page 3 of 14 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        ARCH VENTURE FUND II LIMITED PARTNERSHIP

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        DELAWARE
--------------------------------------------------------------------------------
                          5.      SOLE VOTING POWER

                                  705,835

                          ------------------------------------------------------
                          6.      SHARED VOTING POWER
                                  -0-
   NUMBER OF SHARES
  BENEFICIALLY OWNED      ------------------------------------------------------
  BY EACH REPORTING       7.      SOLE DISPOSITIVE POWER
   PERSON WITH                    705,835
                          ------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  -0-

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        705,835

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                              [ ]


--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        5.7%


--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        PN


--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                 SCHEULE 13G
  CUSIP No. 630079 10 1                                       Page 4 of 14 Pages

--------------------------------------------------------------------------------
1.      NAME OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

        STEVEN LAZARUS

--------------------------------------------------------------------------------
2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a)[ ]
                                                                          (b)[ ]

--------------------------------------------------------------------------------
3.      SEC USE ONLY


--------------------------------------------------------------------------------
4.      CITIZENSHIP OR PLACE OF ORGANIZATION
        U.S.A.
--------------------------------------------------------------------------------
                          5.      SOLE VOTING POWER

                                  1,487,957

                          ------------------------------------------------------
                          6.      SHARED VOTING POWER
                                  -0-
   NUMBER OF SHARES
  BENEFICIALLY OWNED      ------------------------------------------------------
  BY EACH REPORTING       7.      SOLE DISPOSITIVE POWER
   PERSON WITH                    1,487,957
                          ------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  -0-

--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        0

--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                             [X]


--------------------------------------------------------------------------------
11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
        0.0%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        IN


--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 630079 10 1                                      Page 5 of 14 Pages

--------------------------------------------------------------------------------
    1.      NAME OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            ARCH DEVELOPMENT CORPORATION

--------------------------------------------------------------------------------
    2.      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a) [ ]
                                                                        (b) [ ]


--------------------------------------------------------------------------------
    3.      SEC USE ONLY


--------------------------------------------------------------------------------
    4.      CITIZENSHIP OR PLACE OF ORGANIZATION
            ILLINOIS
--------------------------------------------------------------------------------
                          5.      SOLE VOTING POWER

                                  820,198
                          ------------------------------------------------------
                          6.      SHARED VOTING POWER
                                  -0-
   NUMBER OF SHARES
  BENEFICIALLY OWNED      ------------------------------------------------------
  BY EACH REPORTING       7.      SOLE DISPOSITIVE POWER
     PERSON WITH                  820,198
                          ------------------------------------------------------
                          8.      SHARED DISPOSITIVE POWER
                                  -0-

--------------------------------------------------------------------------------
    9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            820,198
--------------------------------------------------------------------------------
    10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
            SHARES*                                                         [ ]


--------------------------------------------------------------------------------
    11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
            6.6%

--------------------------------------------------------------------------------
    12.     TYPE OF REPORTING PERSON*
            CO

--------------------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

  CUSIP No. 630079 10 1                                       Page 6 of 14 Pages


ITEM 1(a)         NAME OF ISSUER:

                     Nanophase Technologies Corporation

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                     453 Commerce Street
                     Burr Ridge, Illinois 60521

ITEM 2(a)         NAME OF PERSON FILING:

                     ARCH Venture Fund Limited Partnership
                     ARCH Venture Fund II Limited Partnership
                     Steven Lazarus

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OF, IF NONE,
                  RESIDENCE

                     ARCH Venture Fund Limited Partnership
                     8735 W. Higgins Road
                     Suite 235
                     Chicago, Illinois  60631

                     ARCH Venture Fund II Limited Partnership
                     8735 W. Higgins Road
                     Suite 235
                     Chicago, Illinois  60631

                     Steven Lazarus
                     c/o ARCH Venture Partners L.P.
                     8735 W. Higgins Road
                     Suite 235
                     Chicago, Illinois  60631

                     ARCH Development Corporation
                     1101 E. 58th Street
                     Walker 213
                     Chicago, Illinois  60637

ITEM 2(c)         CITIZENSHIP:

                     ARCH Venture Fund Limited Partnership: Delaware ARCH Venture Fund II Limited Partnership: Delaware
                     Steven Lazarus:                            U.S.A.
                     ARCH Development Corporation:              Illinois

  CUSIP No. 630079 10 1                                       Page 7 of 14 Pages


ITEM 2(d)       TITLE OF CLASS OF SECURITIES:

                       Common Stock, par value $.01 per share

ITEM 2(E)       CUSIP NUMBER:

                       630079 10 1

ITEM 3.         TYPE OF PERSON:

                       Not Applicable.

ITEM 4.         OWNERSHIP:

                (a)     AMOUNT BENEFICIALLY OWNED:

                        ARCH Venture Fund Limited Partnership: 768,088 (1) ARCH Venture Fund II Limited Partnership: 705,835
                        Steven Lazarus:                                -0- (2)
                        ARCH Development Corporation:              820,198 (3)

                (b)     PERCENT OF CLASS:

                        ARCH Venture Fund Limited Partnership: 6.1% (1) ARCH Venture Fund II Limited Partnership: 5.7%
                        Steven Lazarus:                            0.0% (2)
                        ARCH Development Corporation:              6.6% (3)

                (c)     NUMBER OF SHARES AS TO WHICH PERSON HAS:

                        ARCH Venture Fund Limited Partnership:

                        (i)  sole power to vote or to direct the vote:
                             768,088(1)

                        (ii)  shared power to vote or to direct the vote:
                               -0-

                        (iii) sole power to dispose or to direct the disposition of: 768,088 (1)

                        (iv) shared power to dispose or to direct the disposition of: -0-

  CUSIP No. 630079 10 1                                       Page 8 of 14 Pages


                     ARCH Venture Fund II Limited Partnership:

                     (i)    sole power to vote or to direct the vote: 705,835

                     (ii)   shared power to vote or to direct the vote:  -0-

                     (iii) sole power to dispose or to direct the disposition of: 705,835

                     (iv) shared power to dispose or to direct the disposition of: -0-

                     Steven Lazarus:

                     (i)    sole power to vote or to direct the vote:
                            1,487,957(2)

                     (ii)   shared power to vote or to direct the vote:  -0-

                     (iii) sole power to dispose or to direct the disposition of: 1,487,957 (2)

                     (iv) shared power to dispose or to direct the disposition of: -0-

                            ARCH Development Corporation:

                      (i)   sole power to vote or to direct the vote:
                            820,198 (3)

                      (ii)  shared power to vote or to direct the vote:  -0-

                      (iii) sole power to dispose or to direct the disposition
                            of:  820,198 (3)

                      (iv) shared power to dispose or to direct the disposition of: -0-


________________
(1) Includes an aggregate of 232,491 shares of Common Stock issuable upon exercise of warrants presently exercisable by ARCH Venture Fund Limited Partnership ("AVFLP").

(2) Mr. Lazarus serves as the managing director of ARCH Venture Partners L.P. and has been granted power of attorney to act in the name of and for ARCH Development Corporation ("ADC") with respect to ADC's role as general partner of AVFLP. Mr. Lazarus also serves as managing director of ARCH Venture Fund II Limited Partnership ("AVF II") and ARCH Fund II Parallel, L.P. ("AFP"). In such capacities, Mr. Lazarus has sole voting and investment power with respect to (i) the shares of Common Stock held by AVFLP and AVF II and (ii) the 14,034 shares of Common Stock held by AFP and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by AVFLP, AVF II and AFP, which would equal 11.9% of the Common Stock outstanding as of December 31, 1997. Mr. Lazarus disclaims this beneficial ownership.

(3) ADC, which holds, 52,110 shares of Common Stock, is the general partner of AVFLP. In such capacity, ADC has sole voting and investment power with respect to the shares of Common Stock held by AVFLP and, therefore, may be deemed to be the beneficial owner of the shares of Common Stock directly owned by AVFLP.

  CUSIP No. 630079 10 1                                       Page 9 of 14 Pages


ITEM 5.          OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                      Not Applicable.

ITEM 6.          OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                 PERSON:

                      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
                 COMPANY:

                      Not Applicable.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

                      Not Applicable.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP:

                      Not Applicable.

ITEM 10.         CERTIFICATION:

                      Not Applicable.

  CUSIP No. 630079 10 1                                     Page 10 of 14 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998


                                        ARCH VENTURE FUND LIMITED PARTNERSHIP


                                        By:/s/ STEVEN LAZARUS
                                           ______________________________

                                        Its: Managing Director
                                             ____________________________

  CUSIP No. 630079 10 1                                      Page 11 of 14 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 1998


                                        ARCH VENTURE FUND II LIMITED PARTNERSHIP
                                        ----------------------------------------

                                        By:/s/ STEVEN LAZARUS
                                           ----------------------------------
                                        Its:  Managing Director

  CUSIP No. 630079 10 1                                      Page 12 of 14 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998



                                        /s/ STEVEN LAZARUS
                                        --------------------------------
                                            Steven Lazarus

  CUSIP No. 630079 10 1                                     Page 13 of 14 Pages


                                   SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 12, 1998

                                        ARCH DEVELOPMENT CORPORATION

                                        By:/s/ THOMAS CHURCHWELL
                                           ------------------------------------
                                        Its:  President
                                            -----------------------------------

  CUSIP No. 630079 10 1                                      Page 14 of 14 Pages


                                   EXHIBIT 1

                                  JOINT FILING

         ARCH Venture Fund Limited Partnership, ARCH Venture Fund II Limited Partnership, Steven Lazarus and ARCH Development Corporation hereby agree that the Schedule 13G to which this Agreement is attached is being filed on behalf of each of ARCH Venture Fund Limited Partnership, ARCH Venture Fund II Limited Partnership, Steven Lazarus and ARCH Development Corporation.

Date:    February 12, 1998


                                      ARCH VENTURE FUND LIMITED PARTNERSHIP

                                      By:     /s/  STEVEN LAZARUS
                                          ______________________________

                                              Managing Director
                                      Its: _____________________________



                                      ARCH VENTURE FUND II LIMITED PARTNERSHIP

                                      By:     /s/  STEVEN LAZARUS
                                         _______________________________

                                      Its: Managing Director
                                           -----------------------------

                                              /s/  STEVEN LAZARUS
                                      __________________________________
                                      Steven Lazarus


                                      ARCH DEVELOPMENT CORPORATION

                                      By:     /s/  THOMAS CHURCHWELL
                                          ______________________________
                                      Its:  President